REVOLUTIONWEAR, INC.

AGREEMENT FOR CONSULTING SERVICES

This Agreement, dated March 18, 2015, shall govern the terms of service and compensation of the undersigned consultant (the "Consultant") for providing consulting services to RevolutionWear, Inc. a Delaware corporation ("RevolutionWear").

§1. *Services and Fees*. The Consultant shall provide the specific services in accordance with Exhibit A (the "Deliverables") and shall be entitled to receive consideration for such services as set forth in Exhibit A.

§2. *Expenses*. The Consultant shall be reimbursed for his/her out-of-pocket expenses incurred in connection with his/her services hereunder as outlined in the RevolutionWear expense policy as applied to RevolutionWear Consultants. Such expenses need to be pre-approved by RevolutionWear.

§3. *Disclosure and Confidentiality.* The Consultant shall maintain in strictest confidence any and all confidential or non-public items of information concerning RevolutionWear or its business identified in writing ("Confidential Information"), both during his service as a Consultant and for one year thereafter; provided, that the following shall not apply to information that is or becomes generally available to the public through no wrongdoing of the Consultant. Upon termination of service as an Consultant, regardless of the reason thereof, the Consultant shall return to RevolutionWear, or certify in writing as having been destroyed, all records, notes, memoranda, and other non-public documents and information containing Confidential Information (written, electronic or otherwise) in the Consultant's possession.

§4. *Rights in Work Product*. The Consultant understands that RevolutionWear is a start-up company, and that to succeed in the industry and to be able to obtain financing, it needs to have clear rights to all of the technology and other information used in its business. Therefore, all inventions and ideas, written material or other property, tangible or intangible, arising out of or resulting from the performance of this Memorandum of Agreement, whether developed by RevolutionWear, the Consultant, or otherwise, and all proprietary rights thereto, including copyrights therein relating to products manufactured, produced or distributed by RevolutionWear during Consultant's term as an Consultant (the "Work Product"), shall belong to RevolutionWear immediately upon development or disclosure to RevolutionWear. The Consultant agrees that all Work Product shall be deemed a "work made for hire" and that RevolutionWear shall be deemed the author for copyright purposes. Consultant hereby assigns and conveys, and agrees to assign and convey, to RevolutionWear all right, title and interest, including all copyright, patent, trade secret, mask work and trademark rights, throughout the world, in and to the Work Product as they come into existence. The Consultant shall at the request of RevolutionWear execute all documents as are required to vest such ownership in RevolutionWear. The Consultant irrevocably appoints RevolutionWear as the Consultant's attorney-in-fact to execute all such documents as are required by this Section 4. The Consultant shall treat all Work Product as Confidential Information of RevolutionWear. Notwithstanding anything to the contrary contained

C.P.

in this Section 4, any artistic work created by Consultant that was not created specifically for RevolutionWear and/or does not relate to RevolutionWear's products, and any photographs of Consultant provided by Consultant or affiliates of Consultant, shall not be deemed in any respect to be Work Product under this Section 4.

§5. *Non-Competition Covenant*. The Consultant agrees, during its service as an Consultant hereunder the Consultant will not, directly or indirectly, own, manage, operate, control, be employed by, participate in, or be connected in any manner with the ownership, management, operation or control of, any business or enterprise (a "Restricted Business") that is primarily in the business of selling or distributing its own brand (excluding private label) of men's and women's underwear within the United States of America or any other country. The restrictions contained in this paragraph will not prevent the Consultant from owning up to a 3% equity interest of, any entity that directly or indirectly engages in the Restricted Business, but only if such entity is publicly traded and the Consultant does not actively engage in the direct management of such entity's business.

§6. *No Solicitation*. The Consultant will not, for a period of twelve months after termination of service as an Consultant for any reason solicit or attempt to induce, directly or indirectly, any employee of RevolutionWear to accept employment with a competitor of RevolutionWear or with any business or enterprise intending to compete with RevolutionWear.

§7. *Severability*. The Consultant and RevolutionWear are of the belief that the period of time and the area herein specified in Section 5§5 and Section 6 above are reasonable in view of the nature of the business in which RevolutionWear is engaged, the state of its development and the Consultant's knowledge of the business. However, if such period or such area should be adjudged unreasonable in any judicial proceeding, then the period of time shall be reduced by such number of months or such area shall be reduced by elimination of such portion of such area, or both, as are deemed unreasonable, so that this covenant may be enforced in such area and during such period of time as is adjudged to be reasonable.

§8. *General*. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. It shall not be modified except by a written agreement dated subsequent to the date of this Agreement and signed by both parties. None of the provisions of this Agreement shall be deemed to have been waived by any act or acquiescence on the part of RevolutionWear, its agents, or employees, but only in writing signed by an authorized officer of RevolutionWear. No waiver of any provision of this Agreement shall constitute a waiver of any other provision(s) or of the same provision on another occasion.

This Agreement, and any modification or amendment hereof, shall inure to the benefit of, and shall bind, only the Consultant and RevolutionWear and their respective successors, assigns and legal representatives, and shall not be construed to provide any rights to any third party. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid or unenforceable, the remaining provisions shall remain in full force and effect.

§9. *Sole and Exclusive Remedy*. The right to seek injunctive relief shall be the sole and exclusive remedy of RevolutionWear for a breach of Sections 4, 5, and 6 of this Agreement.

§10. *Indemnification*. RevolutionWear shall indemnify and hold the Consultant harmless against all claims brought against Consultant in Consultant's capacity as a Consultant of RevolutionWear except for claims arising out of the unauthorized acts of the Consultant and claims brought by RevolutionWear under this Agreement.

§11. *Term and Termination*. This Agreement shall be in effect beginning April 1, 2015 and shall run contemporaneously with the Production Agreement, which is being entered into between the Company and Leng Universal Incorporated. The term of this Agreement shall terminate or be extended pursuant to the conditions of the Production Agreement or on 180 days advance written notice by either party. The Company may terminate this Agreement for cause immediately upon notice to Consultant. "Cause" in this agreement means: (i) an intentional act of fraud, embezzlement, theft or any other material violation of law that occurs during the term of this Agreement; (ii) intentional damage to Company assets; (iii) intentional disclosure of Company's confidential information contrary to Company policies; (iv) breach Consultant's obligations under this Agreement; (v) intentional engagement in any competitive activity which would constitute a breach of Consultant's duty of loyalty or of Consultant's obligations under this Agreement; (vi) intentional breach of any of Company's policies; (vii) the willful and continued failure to substantially perform duties for Company (other than as a result of incapacity due to physical or mental illness); or (viii) willful conduct that is demonstrably and materially injurious to Company, monetarily or otherwise. For purposes of this paragraph, an act, or a failure to act, shall not be deemed willful or intentional, as those terms are defined herein, unless it is done, or omitted to be done, by Consultant in bad faith or without a reasonable belief that such action or omission was in the best interest of Company. Failure to meet performance standards or objectives, by itself, does not constitute "Cause". "Cause" also includes any of the above grounds for dismissal regardless of whether Company learns of it before or after terminating this Agreement. Any fees earned, or pre-approved expenses incurred, by Consultant prior to the date of termination shall be paid to Consultant within thirty days of the date of termination.

RevolutionWear hereby agrees to retain the Consultant upon the above terms, and the Consultant hereby agrees to such terms.

REVOLUTIONWEAR, INC.

By: ________________________
Name: Mathias Ingvarsson
Title: Chief Executive Officer

The Consultant:

________________________ 3/18/2015
Robert Leng

EXHIBIT A

SPECIFIC SERVICES TO BE PROVIDED BY CONSULTANT AND FEE SCHEDULE

1. Title. Vice President Production
2. Deliverables. The Consultant shall provide the following services relating to products developed by the Company:

   a. Manufacturing and product production services
   b. Shipping and logistics services
   c. Factoring for production

3. Fees. The Consultant shall receive the following compensation for services provided:

   $6,000 per month

4. Board of Director role. Robert Leng shall have a seat on the RevolutionWear, Inc. board for as long as the Production Agreement is in effect and as set forth in the Second Amended and Restated Shareholders Agreement.